EXHIBIT 23(A)

Iempower, Inc.
d/b/a MyRichUncle
600 Lexington Avenue, 3rd Floor
New York, New York 10022

We consent to the use in this Registration Statement on Form SB-2 of our reports dated May 25, 2004 and August 13, 2004, relating to the financial statements of MRU Holdings, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ Bagell, Josephs & Company, LLC
BAGELL, JOSEPHS & COMPANY, LLC
Certified Public Accountants
Gibbsboro, New Jersey

November 17, 2004